UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2024

ASPEN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41400	87-3100817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Crosby Drive,	Bedford,	MA	01730
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, $0.0001 par value per share	AZPN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On June 27, 2024 (the “Closing Date”), Aspen Technology, Inc. (the “Borrower”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), with the lenders and issuing banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.
The Credit Agreement provides for a new revolving credit facility (the “Credit Facility”) with initial commitments in an aggregate principal amount of $200 million, which includes a $40 million sub-facility for letters of credit, to replace the Borrower’s existing revolving credit facility. The proceeds of the Credit Facility may be used for working capital and general corporate purposes. Borrowings and letters of credit under the Credit Facility are available in U.S. Dollars, Euros, Pounds Sterling and certain other currencies as may be mutually agreed by the parties to the Credit Agreement. The Credit Facility is secured by substantially all of the assets of the Borrower and its wholly owned material domestic subsidiaries, subject to customary exclusions, and such subsidiaries provide customary guarantees of the Credit Facility. The Credit Facility is scheduled to terminate on June 27, 2029.
The loans made under the Credit Agreement will bear interest at a rate per annum equal to the applicable benchmark rate plus a margin that varies according to a leverage-based grid. The interest rate margin for term benchmark, daily simple SOFR, and SONIA loans ranges from 1.25% to 2.00% per annum, and such margin for ABR and CBR loans ranges from 0.25% to 1.00% per annum. The Borrower must pay a commitment fee quarterly in arrears on the undrawn portion of the Credit Facility, which commitment fee ranges from 0.15% to 0.30% per annum based on the Borrower’s leverage ratio.
The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, in each case, subject to certain qualifications, exceptions and thresholds. The negative covenants include, among other things, limitations applicable to the Borrower and its subsidiaries on incurring debt, granting liens, entering into fundamental change transactions, making investments, disposing of assets, making restricted payments and entering into transactions with affiliates. The Credit Agreement also contains two financial maintenance covenants, which require compliance with a maximum leverage ratio of 4.00 to 1.00 (with a step-up to 4.50 to 1.00 during certain specified periods following a material acquisition) and a minimum interest coverage ratio of 2.50 to 1.00, in each case, as of the last day of each fiscal quarter.
The Credit Agreement contains customary events of default which include, among others, payment defaults, cross defaults to material debt, bankruptcy and insolvency events, breaches of covenants and inaccuracy of representations and warranties in the Credit Agreement, and change of control. Certain of the Credit Agreement’s events of default are subject to customary grace periods before the requisite lenders would be entitled to exercise remedies under the Credit Agreement, including the termination of any commitments in respect of the Credit Facility and the acceleration of any outstanding amounts due under the Credit Agreement.
The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
On the Closing Date, in connection with the entry into the Credit Agreement as described in Item 1.01 above, the Borrower terminated the then-existing Amended and Restated Credit Agreement, dated as of December 23, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date) with the lenders party thereto, the initial issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement by and among Aspen Technology, Inc., the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: June 27, 2024	By:	/s/ Mark Mouritsen
Mark Mouritsen
Senior Vice President, Chief Legal Officer